Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2010, with respect to the consolidated financial statements included in the Annual Report of Toreador Resources Corporation on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Toreador Resources Corporation on Forms S-8 (File No. 333-14145, File No. 333-39309, File No. 333-88475, No. 333-53632, File No. 333-99959, File No. 333-125050, File No. 333-134144, and File No. 333-150930) and on Forms S-3 (File No. 333-52522, File No. 333-65720, File No. 333-118376, File No. 333-118377, File No. 333-129628, and File No.333-163067).

Dallas, Texas

March 16, 2010

/s/ GRANT THORNTON LLP